                                                                   EXHIBIT 10.10




                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                            WINSLOEW FURNITURE, INC.

                                       AND

                                VERTIFLEX COMPANY

                  (Sale of Continental Engineering Group, Inc.)

                            Dated as of June 30, 1998

                                TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
1.       Definitions                                                                            1

2.       PURCHASE AND SALE OF COMPANY SHARES                                                    8
         (a)      BASIC TRANSACTION                                                             8
         (b)      PURCHASE PRICE                                                                8
         (c)      PAYMENT OF PURCHASE PRICE                                                     8
         (d)      SATISFACTION OF FUNDED INDEBTEDNESS                                           9
         (e)      THE CLOSING                                                                   9
         (f)      DELIVERIES AT THE CLOSING                                                     9
         (g)      POST-CLOSING PURCHASE PRICE ADJUSTMENT                                       10

3A.      REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO SELLER MATTERS                     12
         (a)      ORGANIZATION                                                                 12
         (b)      AUTHORIZATION OF TRANSACTION                                                 12
         (c)      NONCONTRAVENTION                                                             12
         (d)      OWNERSHIP OF COMMON STOCK                                                    13
         (e)      BROKERS FEES                                                                 13

3B.      REPRESENTATIONS AND WARRANTIES OF THE SELLER WITH RESPECT TO THE COMPANY              13
         (a)      ORGANIZATION AND STANDING                                                    13
         (b)      AUTHORITY TO DO BUSINESS                                                     13
         (c)      CHARTER AND BYLAWS; CORPORATE RECORDS                                        13
         (d)      NO SUBSIDIARIES                                                              14
         (e)      CAPITALIZATION                                                               14
         (f)      FINANCIAL STATEMENTS                                                         14
         (g)      ABSENCE OF CERTAIN DEVELOPMENTS                                              15
         (h)      UNDISCLOSED LIABILITIES                                                      17
         (i)      TANGIBLE PERSONAL PROPERTY                                                   17
         (j)      REAL PROPERTY                                                                18
         (k)      INSURANCE                                                                    18
         (l)      LABOR RELATIONS                                                              18
         (m)      COMPANY PERMITS; COMPLIANCE WITH LAW                                         19
         (n)      LITIGATION                                                                   19
         (o)      LIST OF ACCOUNTS                                                             19
         (p)      LIST OF PERSONNEL                                                            19
         (q)      EMPLOYEE BENEFITS                                                            20
         (r)      TAX MATTERS                                                                  22


                                                                                              PAGE
                                                                                              ----
         (s)      ENVIRONMENTAL MATTERS                                                        23
         (t)      INTELLECTUAL PROPERTY                                                        24
         (u)      MATERIAL CONTRACTS                                                           25
         (v)      TRANSACTIONS WITH AFFILIATES                                                 25
         (w)      POWERS OF ATTORNEY                                                           25
         (x)      INVENTORY                                                                    25
         (y)      ACCOUNTS RECEIVABLE                                                          26
         (z)      CUSTOMERS AND SUPPLIERS                                                      26
         (aa)     TRAILING SALES COMMISSIONS                                                   26
         (bb)     FULL DISCLOSURE                                                              26

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER                                       26
         (a)      ORGANIZATION                                                                 26
         (b)      AUTHORIZATION OF TRANSACTION                                                 26
         (c)      NONCONTRAVENTION                                                             26
         (d)      BROKERS FEES                                                                 27
         (e)      ACQUISITION OF SHARES FOR INVESTMENT                                         27
         (f)      FULL DISCLOSURE                                                              27

5.       POST-CLOSING COVENANTS                                                                27
         (a)      GENERAL                                                                      27
         (b)      LITIGATION SUPPORT                                                           27
         (c)      PUBLICITY                                                                    27
         (d)      CERTAIN TAX MATTERS                                                          28
         (e)      FINANCIAL REPORTING COOPERATION                                              30
         (f)      401(K) PLAN                                                                  30
         (g)      NON-COMPETITION                                                              30

6.       CONDITIONS TO OBLIGATION TO CLOSE                                                     31
         (a)      CONDITIONS TO OBLIGATION OF THE PURCHASER                                    31
         (b)      CONDITIONS TO OBLIGATION OF THE SELLER                                       33

7.       REMEDIES FOR BREACHES OF THIS AGREEMENT                                               34
         (a)      SURVIVAL OF REPRESENTATIONS AND WARRANTIES                                   34
         (b)      INDEMNIFICATION                                                              34
         (c)      LIMITATION OF RECOURSE                                                       37

8.       DISPUTE RESOLUTION                                                                    38
         (a)      DISPUTE DEFINED                                                              38
         (b)      DISPUTE RESOLUTION PROCEDURES                                                38

                                                                                              PAGE
                                                                                              ----
         (c)      PROVISIONAL REMEDIES                                                         39
         (d)      TOLLING STATUTE OF LIMITATIONS                                               39
         (e)      PERFORMANCE TO CONTINUE                                                      39
         (f)      EXTENSION OF DEADLINES                                                       39
         (g)      ENFORCEMENT                                                                  39
         (h)      COSTS                                                                        39
         (i)      REPLACEMENT                                                                  40

9.       MODIFICATION AND WAIVERS                                                              40
         (a)      MODIFICATION                                                                 40
         (b)      WAIVERS                                                                      40

10.      ADDITIONAL AGREEMENTS                                                                 40
         (a)      PROPORTIONATE SHARE                                                          41
         (b)      STOCK ADJUSTMENTS                                                            41
         (c)      SELLER'S GUARANTEE OF ACCOUNTS RECEIVABLE                                    42
         (d)      SEVERANCE OBLIGATIONS                                                        43
         (e)      MICROCENTRE DISPUTE                                                          43
         (f)      PRE-CLOSING WORKERS COMPENSATION CLAIMS                                      43
         (g)      VACATION ACCRUAL                                                             43

11.      MISCELLANEOUS                                                                         44
         (a)      NO THIRD-PARTY BENEFICIARIES                                                 44
         (b)      ENTIRE AGREEMENT                                                             44
         (c)      SUCCESSION AND ASSIGNMENT                                                    44
         (d)      COUNTERPARTS                                                                 44
         (e)      HEADINGS                                                                     44
         (f)      NOTICES                                                                      44
         (g)      GOVERNING LAW; VENUE                                                         46
         (h)      AMENDMENTS AND WAIVERS                                                       46
         (i)      SEVERABILITY                                                                 46
         (j)      EXPENSES                                                                     46
         (k)      CONSTRUCTION                                                                 46
         (l)      INCORPORATION OF DISCLOSURE SCHEDULE                                         46
         (m)      WAIVER OF JURY TRIAL                                                         47
         (n)      PREVAILING PARTIES                                                           47
         (o)      EQUITABLE REMEDIES                                                           47


EXHIBIT A -- Escrow Agreement
Schedule I -- Shares
Schedule II -- Accounting Policies and Procedures
Disclosure Schedule

                            STOCK PURCHASE AGREEMENT

                  This Stock Purchase Agreement is made and entered into as of June 30, 1998, by and between VERTIFLEX COMPANY, an Illinois corporation (the "PURCHASER"), and WINSLOEW FURNITURE, INC., a Florida corporation (the "SELLER"). The Purchaser and the Seller are each referred to in this Agreement as a "PARTY" and collectively as the "PARTIES".

         The Seller directly owns all of the outstanding capital stock of Continental Engineering Group, Inc., a California corporation (the "COMPANY").

         This Agreement contemplates a transaction in which the Purchaser will purchase from the Seller, and the Seller will sell to the Purchaser, all of the outstanding capital stock of the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

         1.       DEFINITIONS.

         "ACCOUNTING FIRM" has the meaning set forth in section 2(g)(ii) below.

         "ACCOUNTS RECEIVABLE" means all accounts, instruments, drafts, acceptances and other forms of receivables relating to the Company's business, and all rights earned under the Company's contracts to sell goods or render services.

         "ACQUIRED BUSINESS" has the meaning set forth in section 5(g)(ii) below.

         "ACTUAL AMOUNT" has the meaning set forth in section 2(g)(ii)(C) below.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED GROUP" means any affiliated group within the meaning of section 1504 of the Code.

         "AUTHORITY" means any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal.

         "AGREEMENT" means this Stock Purchase Agreement together with all exhibits and schedules contemplated hereby.

         "ASSIGNED RECEIVABLES" has the meaning set forth in section 10(c)(ii) below.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequences.

         "BASKET" has the meaning set forth in section 7(b)(i) below.

         "CERCLA" has the meaning set forth in section 3B(s)(iV) below.

         "CHANGE OF CONTROL" has the meaning set forth in section 5(g)(i) below.

         "CHARTER" and "BYLAWS," respectively, mean with respect to any corporation, those instruments that, among other things, (a) define its existence, as filed or recorded with the applicable Authority, including, without limitation, such corporation's Articles or Certificate of Incorporation, and (b) otherwise govern its internal affairs, in each case as amended, supplemented, or restated.

         "CLOSING" has the meaning set forth in section 2(e) below.

         "CLOSING BALANCE SHEET" has the meaning set forth in section 2(g)(i) below.

         "CLOSING DATE" has the meaning set forth in section 2(e) below.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "COMMON STOCK" means the Common Stock of the Company, no par value.

         "COMPANY" has the meaning set forth in the preface above.

         "COMPANY PERMITS" means all licenses, franchises, permits, orders, approvals, registrations, authorizations, qualification filings with all Authorities required in connection with the operation of the business of the Company.

         "COMPANY FINANCIAL STATEMENTS" has the meaning set forth in section 3B(f)(i) below.

         "COMPANY INTERIM FINANCIAL STATEMENTS" has the meaning set forth in section 3B(f)(i) below.

         "COMPETING BUSINESS" has the meaning set forth in section 5(g)(ii) below.

         "CONFIDENTIALITY AGREEMENT" has the meaning set forth in section 11(b) below.

         "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in section 1563 of the Code.

         "CPR" has the meaning set forth in section 8(b)(ii) below.

         "DISPUTE" has the meaning set forth in section 8(a) below.

         "EMPLOYEE BENEFIT PLAN" has the meaning set forth in section 3B(q) below.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA section 3(1).

         "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and judicial and administrative orders and determinations to which the Company is a party concerning workplace health and safety and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Materials of Environmental Concern.

         "ENVIRONMENTAL CLAIM" means any written notice or claim by any person or any Authority alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Material of Environmental Concern at any location, whether or not owned, leased or operated by the Company, or (ii) any violation, or alleged violation, of any Environmental, Health and Safety Requirement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any Person that would be aggregated with the Company under section 414(b), (c), (m) or (o) of the Code.

         "ESCROW ACCOUNT" has the meaning set forth in section 2(c)(ii) below.

         "ESCROW AGREEMENT" means the Escrow Agreement, in the form of EXHIBIT A hereto, to be entered into on the Closing Date by the Purchaser, the Seller and the Escrow Agent.

         "ESCROW AGENT" has the meaning set forth in section 2(c)(ii) below.

         "ESCROW FUNDS" has the meaning set forth in section 2(c)(ii) below.

         "FINAL CLOSING BALANCE SHEET DETERMINATION DATE" has the meaning set forth in section 2(g)(ii) below.

         "FUNDED INDEBTEDNESS" means the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course) of the Company, (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, (iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness, and interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtednesection

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "HIGH AMOUNT" has the meaning set forth in section 2(g)(ii)(B) below.

         "INCOME TAX" means any federal, state, local or foreign Tax based on, measured by or with respect to income, net worth or capital, including any interest, penalty or addition thereto.

         "INDEMNIFIED PARTY" has the meaning set forth in section 7(b)(v) below.

         "INDEMNIFYING PARTY" has the meaning set forth in section 7(b)(v) below.

          "INITIAL PAYMENT" has the meaning set forth in section 2(c)(i) below.

         "INTELLECTUAL PROPERTY" has the meaning set forth in section 3B(t) below.

         "INTELLECTUAL PROPERTY LICENSES" has the meaning set forth in section 3B(t) below.

         "IRS" means the Internal Revenue Service.

         "INVENTORY" means all of the Company's inventories, including without limitation, raw materials, work in progress, finished goods, spare parts, supplies, packaging goods and other like items.

         "KNOWLEDGE" (and the related phrase "TO THE KNOWLEDGE OF"), (a) when applied to the Seller means the actual knowledge of Bobby Tesney, Vincent A. Tortorici, Jr., Jerry Camp and Rick Lee, after reasonable investigations and inquiries of the officers and responsible employees of the Company (including, without limitation, Zoeann Gamboa, Randy Gastelum, Terry King, John Latta and David Capodiece), and (b) when applied to the Purchaser means the actual knowledge after reasonable investigation of the executive officers of the Purchaser.

         "LABOR DISPUTE" has the meaning set forth in section 7(b)(iii) below.

         "LIEN" means any lien, charge, claim, restriction, encumbrance, security interest or pledge of any kind whatsoever.

         "LISTED INTELLECTUAL PROPERTY" has the meaning set forth in section 3B(t) below.

         "LOSS" or "LOSSES" means all damages, dues, penalties, fines, reasonable amounts paid in settlement, Taxes, costs, obligations, losses, expenses, and fees (including court costs and reasonable attorneys' fees and expenses), including, as the context may require, any of the foregoing which arise out of or in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings.

         "LOW AMOUNT" has the meaning set forth in section 2(g)(ii)(A) below.

         "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the business, assets, financial condition or results of operations of the Company.

         "MATERIAL CONTRACT" means any contract or agreement whether written or oral (including any and all amendments thereto) to which the Company is a party, or by which the Company or any of its assets is bound, and which (a) relates to Funded Indebtedness or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of the Company, (b) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the Ordinary Course of Business and which is expected to be fully performed within 30 days of the date hereof or which involves revenues or expenditures of less than $25,000), (c) is a collective bargaining agreement, (d) obligates the Company not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents the Company from carrying on any lawful business or which restricts the right of the Company to use or disclose any information in its possession, (e) relates to (i) employment, compensation, severance, or consulting between the Company and any of its officers or directors, or (ii) other employees or consultants who are entitled to compensation thereunder in excess of $25,000 per annum, (f) is a lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement for any machinery, equipment, vehicle or other tangible personal property (whether the Company is a lessor or lessee), (g) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $25,000, (h) is a contract granting any Person a Lien on any of the assets of the Company, in whole or in part (other than Permitted Liens), (i) is a contract by which the Company retains any manufacturer's representatives, broker or other sales agent, distributor or representative, or advertising or marketing entity or through which the Company is appointed or authorized as a sales agent, distributor or representative, (j) is a contract under which the Company has granted or received a license or sublicense or under which the Company is obligated to pay or has the right to receive a royalty, license fee or similar payment (other than software licenses for purchased software), (k) is a joint venture or partnership contract or a limited liability company operating agreement, (l) is (i) an agreement for the storage, transportation, treatment and disposal of any materials subject to regulation under any Environmental Health and Safety Requirements, or (ii) a contract for storage, transportation or similar services with carriers or warehousemen (excluding any such contract entered into in the Ordinary Course of Business and involving annual expenditures not exceeding $50,000), (m) is an agreement or arrangement with the Seller or any Affiliate of the Seller, or (n) other than the insurance policies and binders set forth in section 3B(k) of the Disclosure Schedule, is otherwise material to the assets, business, operations or financial condition of the Company.

         "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, toxic chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, pesticides, asbestos, polychlorinated biphenyls, in each case with respect to which liability or standards of conduct are imposed pursuant to any Environmental, Health and Safety Requirements.

         "MEDIATION REQUEST" has the meaning set forth in section 8(b)(ii) below.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA section 3(37).

         "NET WORKING CAPITAL" means the total current assets of the Company (which current assets shall exclude the current portion of deferred tax assets, cash (except the Company's cash in its payroll account and its bank account in England and the Company's petty cash), and prepaid insurance) and (b) the total current liabilities of the Company (which current liabilities shall exclude the current portion of any Funded Indebtedness, income taxes and accrued insurance), in each case determined as of the close of business on June 26, 1998 and by reference to the amounts set forth on the face (but not the notes) of the Closing Balance Sheet..

         "90 AND OVER ACCOUNTS RECEIVABLE" has the meaning set forth in section 10(c) below.

         "NON-COMPETITION AREA" has the meaning set forth in section 5(g)(i) below.

         "NOTICE OF DISAGREEMENT WITH CLOSING BALANCE SHEET" has the meaning set forth in section 2(g)(ii) below.

         "OPINION OF SELLER'S COUNSEL" means the opinion of Gordon & Einstein, Ltd., counsel to the Seller, dated as of the Closing Date, addressed to the Purchaser, in form and substance reasonably satisfactory to the Purchaser and its lender.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "OTHER TAXES" means all Taxes other than Income Taxes.

         "PARTY" has the meaning set forth in the preface above.

         "PERMITTED INVESTMENT" has the meaning set forth in section 5(g)(ii) below.

         "PERMITTED LIENS" means (a) Liens set forth on the Disclosure Schedule and which are identified as Permitted Liens, (b) Liens for Taxes not yet due and payable and as to which appropriate reserves have been reflected on the Company Interim Financial Statements, (c) workers or unemployment compensation Liens arising in the Ordinary Course of Business and as to which appropriate reserves have been reflected on the Most Recent Balance Sheet or adequate provision has been made therefor by the Seller, and (d) mechanic's, materialman's, supplier's, vendor's or landlord's Liens arising in the ordinary course of business securing amounts which are not delinquent or being contested.

         "PERSON" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "PRE-CLOSING TAX PERIOD" means any tax period (including partial periods) that ends on or prior to the Closing Date.

         "PROPORTIONATE SHARE" has the meaning set forth in section 10(a)(i) below.

         "PURCHASED BUSINESS" has the meaning set forth in section 5(g)(i) below.

         "PURCHASER" has the meaning set forth in the preface above.

         "PURCHASE PRICE" has the meaning set forth in section 2(b) below.

         "PURCHASE PRICE ADJUSTMENT" has the meaning set forth in section 2(g)(iii) below.

         "REAL PROPERTY" has the meaning set forth in section 3B(j) below.

         "REPLACEMENT" has the meaning set forth in section 8(i) below.

         "RETURN" means any return, declaration (including any declaration of estimated Taxes), report, claim for refund, or information return or statement relating to Taxes with respect to any income, assets or properties of the Company, including any schedule or attachment thereto.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SELLER" has the meaning set forth in the preface above.

         "SHARES" has the meaning set forth in section 2(a) below.

         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "TAX ASSESSMENT" has the meaning set forth in section 5(d) below.

         "TAX NOTICE" has the meaning set forth in section 5(d) below.

         "TAXES" means all federal, state, local and foreign taxes (including, without limitation, income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, real estate taxes, business license taxes, occupation taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto.

         "THIRD PARTY CLAIM" has the meaning set forth in section 7(b)(v) below.

         "UNRESTRICTED REPRESENTATIONS AND WARRANTIES" has the meaning set forth in section 7(a) below.

         2. PURCHASE AND SALE OF COMPANY SHARES.

         (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, free and clear of any and all restrictions on transfer, Liens, claims and demands, all of the shares of Common Stock owned by the Seller (the "SHARES") as set forth in SCHEDULE I hereto, for the consideration specified below in this section 2.

         (b) PURCHASE PRICE. The aggregate purchase price to be paid by the Purchaser for all of the Shares (the "PURCHASE PRICE") shall be (i) $7,875,000, plus or MINUS (ii) any Purchase Price Adjustment made pursuant to section 2(g) below.

         (c) PAYMENT OF PURCHASE PRICE. On the Closing Date, the Purchaser shall make payment of the Purchase Price as follows:

                  (i) To the Seller, by wire transfer of immediately available funds, the sum of $6,874,250 (the "INITIAL PAYMENT"), to the account designated in writing by the Seller on the

         Closing Date. The Seller may direct the Purchaser to deliver a portion of the Initial Payment to certain third parties for fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated in this Agreement.

                  (ii) To American National Bank and Trust Company of Chicago, as escrow agent (the "ESCROW AGENT") pursuant to the terms of the Escrow Agreement, the sum of $1,000,000 (the "ESCROW FUNDS"), together with $750.00, representing the Seller's share of the first 12 months' escrow fees, for a total payment to the Escrow Agent of $1,000,750. As provided in the Escrow Agreement, the Escrow Funds shall be held in an account (the "ESCROW ACCOUNT") to provide indemnification to the Purchaser as provided in section 7(b) hereof.

         (d) SATISFACTION OF FUNDED INDEBTEDNESS. On the Closing Date, the Seller, at its expense, shall take such steps as shall be necessary such that, concurrently with the Closing, there will be no further obligations of the Company, monetary or otherwise, with respect to any Funded Indebtedness outstanding immediately prior to the Closing. The Seller will make arrangements reasonably satisfactory to the Purchaser for all holders of Funded Indebtedness outstanding immediately prior to the Closing to provide to the Purchaser recordable form mortgage and lien releases, canceled notes, trademark and patent assignments and other documents reasonably requested by the Purchaser simultaneously with or promptly following the Closing. If, after the Closing, the Purchaser discovers that the Seller failed to eliminate, concurrently with the Closing, all obligations of the Company, monetary or otherwise, with respect to any Funded Indebtedness outstanding immediately prior to the Closing, the Seller, at its expense, will take those actions reasonably requested by the Purchaser to remove such obligations.

         (e) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Schwartz & Freeman, 401 North Michigan, Suite 1900, Chicago, Illinois 60611 (or at such other location as the Parties may agree), commencing at 10:00 a.m. local time on June 30, 1998 or such other date as the Seller and the Purchaser may mutually determine (the "CLOSING DATE"). The Closing when completed shall be deemed to have been effective at 11:59 p.m. on June 26, 1998.

         (f) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Purchaser the various certificates and documents referred to in section 6(a) below, (ii) the Purchaser will deliver to the Seller the various certificates and documents referred to in section 6(b) below, (iii) the Seller will deliver to the Purchaser stock certificates representing all of the Shares being purchased pursuant to section 2(a) above, duly endorsed in blank or accompanied by duly executed assignment documents, sufficient in form and substance to convey to the Purchaser good title to such Shares, free and clear of all restrictions on transfer, Liens, claims and demands and (iv) the Purchaser will deliver to the Seller the Initial Payment.

         (g) POST-CLOSING PURCHASE PRICE ADJUSTMENT.

                  (i) At the Closing, the Seller shall prepare and deliver to the Purchaser (A) a balance sheet of the Company as of June 26, 1998 (the "CLOSING BALANCE SHEET") and (B) the Seller's calculation of the Net Working Capital of the Company as of such time. The Seller shall deliver to Purchaser a draft of the Closing Balance Sheet and its calculation of Net Working Capital two days prior to the Closing Date. Except as provided in SCHEDULE II hereto, the Closing Balance Sheet (including, without limitation, such calculation of Net Working Capital) shall be prepared (A) in accordance with GAAP applied in a manner consistent with the same accounting principles and methodologies used in preparing the Company Financial Statements and (B) in accordance with the principles and procedures set forth on SCHEDULE II hereto.

                  (ii) During the 45 days immediately following receipt of the Closing Balance Sheet by the Purchaser, the Purchaser and its accountants shall be entitled to review the Closing Balance Sheet and the calculation of Net Working Capital and any working papers, trial balances and similar materials relating thereto prepared by the Seller or its accountants, and the Seller shall provide the Purchaser and its accountants with timely access, during the Company's normal business hours, to the Company's personnel, properties, books and records and to the Seller's personnel, properties, books and records to the extent related to the preparation of the Closing Balance Sheet's calculation of Net Working Capital. The Seller shall use reasonable commercial efforts to cause its accountants to make available to the Purchaser any working papers, trial balances and similar materials prepared by such accountants in connection with the preparation of the Closing Balance Sheet's calculation of Net Working Capital; PROVIDED, HOWEVER, that the Purchaser acknowledges and agrees that such accountants may require the Purchaser to execute customary undertakings in connection with such accesection The Closing Balance Sheet's calculation of Net Working Capital shall become final and binding upon the Parties on the 46th day following delivery thereof unless the Purchaser gives written notice to the Seller of its disagreement with the Closing Balance Sheet's calculation of Net Working Capital (a "NOTICE OF DISAGREEMENT WITH CLOSING BALANCE SHEET") prior to such date. Any Notice of Disagreement With Closing Balance Sheet shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement With Closing Balance Sheet is received by the Seller with respect to the Closing Balance Sheet's calculation of Net Working Capital , then the Closing Balance Sheet's calculation of Net Working Capital (as revised in accordance with clause (A) or (B) below), shall become final and binding as to the calculation of Net Working Capital upon the Parties on the earlier of (A) the date the Purchaser and the Seller resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement With Closing Balance Sheet, or (B) the date any matters in dispute are finally resolved in writing by the Accounting Firm in the manner described below (the date on which the Closing Balance Sheet's calculation of Net Working Capital becomes final and binding being hereinafter referred to as the "FINAL CLOSING BALANCE SHEET DETERMINATION DATE"). During the 30 days immediately following the delivery of any Notice of

         Disagreement With Closing Balance Sheet, the Purchaser and the Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement With Closing Balance Sheet. During such period, the Purchaser and its accountants shall each have access to the Seller's and the Company's working papers, trial balances and similar materials (including the working papers, trial balances and similar materials of their respective accountants) prepared in connection with the preparation of the Closing Balance Sheet and the calculation of Net Working Capital. At the end of such 30 day period, the Seller and the Purchaser shall submit to an Accounting Firm for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement With Closing Balance Sheet (it being understood that the Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Purchaser and the Seller (and not by independent review), only those matters which remain in dispute), and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute, which final resolution shall be (A) in writing, (B) furnished to the Purchaser and the Seller as soon as practicable after the items in dispute have been referred to the Accounting Firm, (C) made in accordance with this Agreement, and (D) conclusive and binding upon the Parties and not subject to collateral attack for any reason. The Closing Balance Sheet, with any adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding as to the calculation of Net Working Capital on the Parties on the date the Accounting Firm delivers its final resolution to the Parties, which shall be no later than 90 days after the Closing Date. The Accounting Firm shall be mutually selected by the Purchaser and the Seller, or, if the Purchaser and the Seller cannot so agree within the 30-day period referred to above, by lot from among the independent "Big 6" public accounting firms (after excluding the Seller's independent public accountants and the Purchaser's independent public accountants) willing to act (the "ACCOUNTING FIRM"). Each Party shall pay its own costs and expenses incurred in connection with such arbitration, provided that the fees and expenses of the Accounting Firm shall be borne as follows:

                                    (A) if the Accounting Firm resolves all of
                  the remaining objections in favor of the Purchaser (the amount of the Net Working Capital so determined is referred to herein as the "LOW AMOUNT"), the Seller will be responsible for all of the fees and expenses of the Accounting Firm;

                                    (B) if the Accounting Firm resolves all of
                  the remaining objections in favor of the Seller (the amount of the Net Working Capital so determined is referred to herein as the "HIGH AMOUNT"), the Purchaser will be responsible for all of the fees and expenses of the Accounting Firm; and

                                    (C) if the Accounting Firm resolves some of
                  the remaining objections in favor of the Purchaser and the rest of the remaining objections in favor of the Seller (the amount of the Net Working Capital so determined is referred to herein as "ACTUAL AMOUNT"), the Seller will be responsible for that fraction of the fees and expenses of the Accounting Firm equal to (i) the difference between the High Amount and the Actual Amount over
                  (ii) the difference between the High Amount and the Low Amount, and the Purchaser will be responsible for the remainder of the fees and expenses.

                  (iii) Upon the final determination of the Closing Balance Sheet in accordance with this section 2(g), the following amounts will be payable:

                           (A) if Net Working Capital is greater than $2,800,000.00, the Purchaser shall pay to the Seller the amount by which the amount of the Net Working Capital exceeds such amount; and

                           (B)      if Net Working Capital is less than
                                    $2,800,000.00, the Seller shall pay to the Purchaser the amount by which the amount of the Net Working Capital is less than such amount.

         Any required adjustment to the Purchase Price pursuant to this section 2(g) shall be referred to as the "PURCHASE PRICE ADJUSTMENT".

                  (iv) Within 48 days after the receipt by the Purchaser of the Closing Balance Sheet in accordance with section 2(g)(i) above, the Seller, if section 2(g)(iii)(B) is applicable, shall make the payment required by section 2(g)(iii)(B) above with respect to any undisputed amounts constituting a portion of the Purchase Price Adjustment. If section 2(g)(iii)(A) is applicable, the Purchaser shall make payments to Seller of the Purchase Price Adjustment out of 60% of its collection of accounts receivable until the Purchase Price Adjustment is paid in full. With respect to any items that are the subject of a Notice of Disagreement With Closing Balance Sheet, payment shall be made within three business days after the Final Closing Balance Sheet Determination Date.

         3A. REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO SELLER MATTERS. The Seller represents and warrants to the Purchaser as follows:

         (a) ORGANIZATION. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of Florida.

         (b) AUTHORIZATION OF TRANSACTION. The Seller has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. This Agreement constitutes and the Escrow Agreement, when executed and delivered, will constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby, will

(i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Authority to which the Seller is subject or any provision of its charter or bylaws or other organizational document, as the case may be, or
(ii) except as set forth under section 3A(c) of the Disclosure Schedule conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Seller is a party or by which it is bound or to which any of its assets is subject. The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Authority in order for it to consummate the transactions contemplated by this Agreement.

         (d) OWNERSHIP OF COMMON STOCK. The Seller holds of record and owns beneficially the number of Shares set forth on SCHEDULE I attached hereto and has good title to such Shares, free and clear of any restrictions on transfer, Liens, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Company. The Shares represent all of the issued and outstanding capital stock of the Company.

         (e) BROKERS FEES. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or the Purchaser could become liable or obligated. Without limitation as to the foregoing, the Seller shall pay all fees and expenses of Mann, Armistead & Epperson, Ltd. in connection with the transactions contemplated hereby.

         3B. REPRESENTATIONS AND WARRANTIES OF THE SELLER WITH RESPECT TO THE COMPANY. The Seller represents and warrants to the Purchaser as follows:

         (a) ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

         (b) AUTHORITY TO DO BUSINESS The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business in the manner where now conducted and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be in good standing or to be duly licensed or qualified to do business would not have a Material Adverse Effect. section 3B(b) of the Disclosure Schedule sets forth a list of each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation. The Company is not required to be licensed or qualified to transact business as a foreign corporation in the District of Columbia or England.

         (c) CHARTER AND BYLAWS; CORPORATE RECORDS. Copies of the Charter and bylaws of the Company and all amendments thereto as in effect on the date hereof have been delivered to the

Purchaser and are complete and correct as of the date hereof. A copy of the corporate minutes and stock records of the Company have been delivered to the Purchaser. With respect to all periods from and after March 24, 1995, such corporate minutes contain a complete record of the meetings of the sole shareholder and the board of directors (and any committees thereof) of the Company. With respect to all periods prior to March 24, 1995, to the Knowledge of the Seller such corporate minutes contain a complete record of the meetings of the sole shareholder and the board of directors (and any committees thereof) of the Company.

         (d) NO SUBSIDIARIES. The Company has no direct or indirect equity interest by stock ownership or otherwise in any other corporation, partnership, joint venture, firm, association or business enterprise.

         (e) CAPITALIZATION. The Company's authorized capital stock consists solely of 1,000,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company (i) are duly authorized, validly issued, fully paid and nonassessable,
(ii) are held beneficially and of record by the Seller, and (iii) were not issued in violation of the preemptive rights of any person or any agreement or law by which the Company at the time of issuance was bound. No shares of Common Stock are held by the Company in its treasury. There are no outstanding or authorized subscriptions, warrants, options or, except for this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or any other security of the Company; there is no outstanding contract or other agreement of the Seller, the Company or any other person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company, or securities or obligations of any kind convertible into any shares of the capital stock of the Company; there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company, and there are no outstanding or authorized stock appreciation, phantom stock, profit sharing, stock plans or similar rights with respect to the Company.

         (f) FINANCIAL STATEMENTS.

                  (i) The Seller has delivered to the Purchaser copies of the Company's unaudited balance sheet at March 27, 1998 (the "MOST RECENT BALANCE SHEET") and the related statements of income, stockholders' equity and cash flow for the three fiscal months then ended (the "COMPANY INTERIM FINANCIAL STATEMENTS"), and for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997, which financial statements together with the Company Interim Financial Statements are collectively referred to herein as the "COMPANY FINANCIAL STATEMENTS". The Company Financial Statements (i) have been prepared from the books and records of the Company, (ii) present fairly the financial condition of the Company and its results of operations as at and for the respective periods then ended, and (iii) have been prepared in accordance with GAAP applied consistently throughout the periods indicated; PROVIDED, HOWEVER, that the Interim Company Interim Financial Statements are subject to normal, non-material year-end adjustments and lack footnotes and other presentation items.

                  (ii) The Seller has delivered to the Purchaser copies of (i) the unaudited consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows of the Seller and its subsidiaries for the three fiscal months ended March 27, 1998, and (ii) the audited consolidated balance sheets of the Seller and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, with the report thereon of Ernst & Young LLP.

         (g) ABSENCE OF CERTAIN DEVELOPMENTS. Except as otherwise contemplated by this Agreement, since the date of the Most Recent Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any Material Adverse Change with respect to the Company. Without limiting the generality of the foregoing, since that date, the Company has not, except as set forth in section 3B(g) of the Disclosure Schedule:

                  (i) borrowed any amount or incurred any liabilities, except liabilities incurred in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law);

                  (ii) mortgaged, pledged or subjected to any Lien any of its assets, except for Permitted Liens, or entered into any conditional sale or other title retention agreement with respect to any property or asset;

                  (iii) sold, assigned or transferred any of its tangible assets, except for (A) sales of Inventory in the Ordinary Course of Business and (B) sales of immaterial assets (having an aggregate value of not more than $10,000) not used nor useful in the business of the Company;

                  (iv) sold, assigned, transferred or granted any interest (other than Liens in respect of Funded Indebtedness) in any patents, trademarks or trade names or any material copyrights, trade secrets or other intangible assets;

                  (v) made any capital expenditures or commitments therefor in excess of $25,000 individually or $100,000 in the aggregate (all capital expenditures being in the Ordinary Course of Business), except for the purchase of the packaging line which, except for amounts included in accounts payable on the Closing Balance Sheet, has been paid for in full

                  (vi) entered into any agreement, contract, lease or license outside the Ordinary Course of Business or involving in excess of $25,000;

                  (vii) suffered any theft, damage, destruction or casualty loss (in excess of $25,000 in the aggregate) to its property, whether or not covered by insurance;

                  (viii) entered into any agreement with any labor union or association representing any employee, or made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors or employees;

                  (ix) made any change in its accounting methods, principles or practices;

                  (x) made any increase in or established any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement;

                  (xi) reclassified, combined, split, subdivided or redeemed or otherwise repurchased any capital stock of the Company, or created, authorized, issued, sold, delivered, pledged or encumbered any additional capital stock (whether authorized but unissued or held in treasury) or other securities equivalent to or exchangeable for capital stock, or granted or otherwise issued any options, warrants or other rights with respect thereto;

                  (xii) acquired or agreed to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, partnership interests or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

                  (xiii) made any loan or advance (whether in cash or other property), or made any investment in or capital contribution to, or extended any credit to, any Person, except (i) short-term investments pursuant to customary cash management policies, and (ii) advances made in the Ordinary Course of Business to employees;

                  (xiv) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business or involving more than $25,000 in the aggregate;

                  (xv) made or pledged to make any charitable contribution;

                  (xvi) (A) except in the Ordinary Course of Business liquidated Inventory or accepted product returns, (B) accelerated receivables or
         (C) delayed payables;

                  (xvii) declared or set aside or paid any dividend in kind or made any distribution in kind with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

                  (xviii) incurred any obligation to pay any management fee or other fees or reimbursements to Affiliates of the Company, except for obligations which will be paid prior to Closing; or

                  (xix) committed to do any of the foregoing.

         (h) UNDISCLOSED LIABILITIES. The Company does not have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) (and, to the Knowledge of the Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability), except for (i) liabilities reflected in the Company Financial Statements, (ii) contractual obligations of the Company which are to be performed in the Ordinary Course of Business under agreements, contracts, leases, licenses and other arrangements to which the Company or any of its assets are bound (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), (iii) liabilities reflected in section 3B(h) of the Disclosure Schedule and (iv) liabilities which have arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law). The Company has received no notice of any potential returns from customers; however, based upon the past custom and practice of the Company, there may be returns from United Stationers, S.P. Richards and Office Depot.

         (i) TANGIBLE PERSONAL PROPERTY.

                           (i) Except as set forth in section 3B(i) of the Disclosure Schedule and except for Inventory disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, the Company has (x) good and marketable title to all of the tangible personal property and assets which are used in the operation of its business and which it owns or purports to own, and (y) valid leasehold interests in all leases of tangible personal property which it leases or purports to lease, in each case free and clear of any Liens, other than Permitted Liens. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                           (ii) The Company enjoys peaceful and undisturbed possession under all of such leases of personal property under which it is operating. There are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Company or, to the Knowledge of the Seller, by any other party to any such lease, except defaults which could not reasonably be expected to have a Material Adverse Effect.

         (j) REAL PROPERTY.

                  (i) The Company does not own any real property. section 3B(j) of the Disclosure Schedule sets forth a list of all real property leased, subleased or otherwise occupied by the Company, indicating the nature of its interest therein and setting forth a brief description of the buildings and improvements located thereon (collectively, the "REAL PROPERTY"). The Seller has delivered a complete copy of all leases to the Purchaser. The Company has valid leasehold interests in all leases of Real Property which it leases or purports to lease, free and clear of any Liens, other than Permitted Liens. To the Knowledge of the Seller, there are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of such Real Property and, to the Knowledge of Seller, no such proceedings are contemplated.

                  (ii) The Company enjoys peaceful and undisturbed possession under all of such Real Property leases under which it is operating. All of such leases are valid, subsisting and in full force and effect, no notice of termination has been received by the Company with respect thereto, and there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Company or, to the Knowledge of the Seller, by any other party thereto, except for defaults which could not reasonably be expected to have a Material Adverse Effect.

                  (iii) The Real Property is in compliance with the American with Disabilities Act.

         (k) INSURANCE. Section 3B(k) of the Disclosure Schedule sets forth a list of all insurance policies currently in effect which are owned or held by the Company, insuring the products, properties, assets, business and operations of the Company and its potential liabilities to third parties, and all general liability policies maintained by the Company. All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid, except to the extent set forth in section 3B(k) of the Disclosure Schedule. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company. Such policies are sufficient for compliance with all requirements of law and Material Contracts to which the Company is a party. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company. Section 3B(k) of the Disclosure Schedule sets forth a list of all pending claims with respect to all such policies.

         (l) LABOR RELATIONS.

                  (i) The Company is not now, nor has it ever been, a party to or otherwise bound by any labor or collective bargaining agreement. Except as set forth in section 3B(l) of the Disclosure Schedule, as of the date hereof (A) the Company is not involved in or, to the Knowledge of the Seller, threatened with any labor dispute, strike, slowdown, work stoppage, grievance, unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving its employees, (B) there are no actions, proceedings or claims pending or, to the Knowledge of the Seller, threatened against the Company under any laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, withholding or the payment of social security or other Taxes, and (C) the Company has not conducted negotiations with respect to any future contract with or commitment to any labor union or association and, to the Knowledge of the Seller, there are no current or threatened attempts to organize or establish any labor union or association or employee association with respect to the Company.

                  (ii) The Company is not involved in or, to the Knowledge of the Company, threatened with any grievance, unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving its employees or independent contractors (including, without limitation, any dispute, grievance, charge or proceeding relating to sexual harassment or age, sex, race or other discrimination).

         (m) COMPANY PERMITS; COMPLIANCE WITH LAW. The Company holds and is in compliance with all Company Permits and is in substantial compliance with all requirements of law. Except as set forth in section 3B(m) of the Disclosure Schedule, no notice, citation, summons or order has been received by the Company, no complaint has been filed and served on it, no penalty has been assessed and, to the Knowledge of the Seller, no investigation, proceeding or review is pending or threatened (i) with respect to any alleged violation by the Company of any law or Company Permit, or (ii) with respect to any alleged failure by the Company to have any Permit. A true and correct list of all Company Permits is set forth in section 3B(m) of the Disclosure Schedule.

         (n) LITIGATION. Section 3B(n) of the Disclosure Schedule sets forth a list of all actions, suits, claims or proceedings pending or, to the Knowledge of the Seller, threatened against or involving the Company, or any of its assets or properties. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Company, or any of its assets or properties.

         (o) LIST OF ACCOUNTS. Section 3B(o) of the Disclosure Schedule sets forth a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Company and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

         (p) LIST OF PERSONNEL. Section 3B(p) of the Disclosure Schedule sets forth (i) the name and total compensation of each officer and director of the Company and each other employee of the Company whose total compensation for the twelve months ended December 31, 1997 exceeded $25,000, (ii) all wage or salary increases or bonuses received by such persons since December 31, 1997, and any accrual for such increases or bonuses, and (iii) all commitments or agreements by the Company to increase the wages or modify the conditions or terms of employment of any of its employees.

         (q) EMPLOYEE BENEFITS. Section 3B(q) of the Disclosure Schedule sets forth (i) all of the current Employee Pension Benefit Plans, Employee Welfare Benefit Plans and all other employee benefit, fringe benefit plans and programs maintained or contributed to by the Company or any ERISA Affiliate with respect to current or former employees of the Company (the "EMPLOYEE BENEFIT PLANS").

                  (i) With respect to each Employee Benefit Plan:

                           (1) each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and, to the Knowledge of the Seller, in operation with the applicable requirements of ERISA, the Code and other applicable laws (including, without limitation, all reporting and disclosure requirements), and has been operated in all material respects in accordance with its terms;

                           (2) all contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and there are no accumulated funding deficiencies with respect to any such Employee Pension Benefit Plan;

                           (3) each such Employee Benefit Plan which is an Employee Pension Benefit Plan intended to so qualify under section 401(a) of the Code so qualifies and has received a favorable determination letter from the IRS as to its qualification under section 401(a) of the Code;

                           (4) no "prohibited transaction" (as such term is defined in section 406 of ERISA or section 4975 of the Code) has occurred with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan (or its related trust) which could subject the Company or any officer, director or employee of the Company, to any Tax or penalty imposed under section 4975 of the Code or liability under section 406 of ERISA;

                           (5) the Company has delivered to the Purchaser correct and complete copies of the plan documents and summary plan descriptions which implement each such Employee Benefit Plan;

                           (6) no such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or has been the subject of a "reportable event" (as defined in section 4043 of ERISA) as to which notices would be required to be filed with the PBGC. To the Knowledge of the Seller, no proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than a Multiemployer Plan) has been instituted;

                           (7) the Company has not incurred, and will not incur as a result of any existing condition or the transactions contemplated by this Agreement, any liability to the PBGC (except for required premium payments, if any), or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan and, as of the Closing Date, the assets of each such Employee Pension Benefit Plan are at least equal in value to the present value of accrued benefits of the Plan, based on actuarial methods, tables and assumptions reasonably satisfactory to the Purchaser; and

                           (8) no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened.

                  (ii) The Company does not contribute to any Multiemployer Plan or have any liability (including withdrawal liability) under any Multiemployer Plan.

                  (iii) The Company does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under section 4980B of the Code. With respect to all of its past and present employees, the Company has complied in all material respects with the notice and continuation requirements of Part 6 of Subtitle B of Title I of ERISA and of section 4980B of the Code.

                  (iv) The Company has no liability for or relating to any Employee Benefit Plan or arrangement sponsored, maintained or contributed to by an ERISA Affiliate.

                  (v) The consummation of the transactions contemplated by this Agreement will not entitle any individual to any severance pay, and will not accelerate the time of payment or vesting, or increase the amount of any compensation due to any individual, and will not be the direct or indirect cause of any amount payable under any Employee Benefit Plan being classified as an "excess parachute payment" under section 280G of the Code.

                  (vi) The Company has no obligation under any dental plan to pay any portion of its employees' dental insurance or deductible.

         (r) TAX MATTERS.

                  (i) All Income Tax Returns and all material Other Tax Returns required to be filed with respect to the business and assets of the Company have been duly and timely (within any applicable extension periods) filed with the appropriate Authorities in all jurisdictions in which such Returns are required to be filed. The Company has paid all Taxes required to be paid by it (without regard to whether a Tax Return is required), except Taxes which are not delinquent and for which an adequate reserve has been established on the Company Interim Financial Statements.

                  (ii) The unpaid Taxes of the Company (i) did not as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) disclosed on the face of the Most Recent Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the custom of the Company.

                  (iii) Except as set forth in section 3B(r) of the Disclosure Schedule, there is no claim or assessment pending or, to the Knowledge of the Seller, threatened against the Company for any alleged deficiency in Income Taxes or any material alleged deficiency in Other Taxes.

                  (iv) Except as set forth in section 3B(r) of the Disclosure Schedule, the Company has not (a) filed any consent to the application of Section 341(f) of the Code, (b) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Income Taxes or Other Taxes which remain outstanding, (c) applied for a ruling relative to Income Taxes or Other Taxes, (d) entered into a closing agreement with any Tax Authority, or (e) filed an election under Section 338(g) or 338(h)(10) of the Code or caused or permitted a deemed election under Section 338(e) of the Code.

                  (v) Except as set forth in section 3B(r) of the Disclosure Schedule, no Income Tax Return or Other Tax Return of the Company has been audited by any Tax Authority at any time since March 24, 1995 and to the Seller's Knowledge, no Income Tax Return or Other Tax Return of the Company was audited prior to March 24, 1995.

                  (vi) The Company is not a party to any written agreement providing for the allocation or sharing of Taxes.

                  (vii) The Company has no liability for the Income Taxes of any other Person other than the Seller and its subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, foreign or local law).

                  (viii) The Company has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than an Affiliated Group of which the common parent is the Seller.

                  (ix) The Company has not changed its tax method of accounting or tax practice from January 1, 1997 through the Closing Date, except for the adoption of mark to market rules for accounts receivable. The Company's taxable income for the year ending December 31, 1998 attributable to the adoption of such mark to market rules will not exceed $50,000.

         (s) ENVIRONMENTAL MATTERS. Except as disclosed in section 3B(s) of the Disclosure Schedule:

                  The Company has not disposed of or released any substance, arranged for the disposal of any substance, knowingly exposed any employee or other individual to any substance or condition, or owned or operated its businesses or any property or facility so as to give rise to any liability or corrective or remedial obligation of the Company under any Environmental, Health and Safety Requirement.

                  (i) The Company has not, since March 24, 1995 and, to the Knowledge of the Seller, in any period prior thereto, disposed of or released any substance, arranged for the disposal of any substance, knowingly exposed any employee or other individual to any substance or condition, or owned or operated its businesses or any property or facility so as to give rise to any liability or corrective or remedial obligation of the Company under any Environmental, Health and Safety Requirement. The Company is in compliance with all Environmental Health and Safety Requirements and, to the Knowledge of the Seller, has been in compliance with all Environmental Health and Safety Requirements since March 24, 1995.

                  (ii) There is no Environmental Claim of which the Company has received written notice or, to the Knowledge of the Seller, threatened or filed since March 14, 1995 against the Company or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, or against any real or personal property or operations which the Company owns, leases or operates.

                  (iii) There are no environmental Liens on any of the Real Property arising as a result of any actions taken or omitted to be taken by the Company and, to the Knowledge of the Seller, no actions have been taken by any Authority with respect to any of the Real Property or are in process or pending, to impose an environmental Lien with respect to the Real Property as a result of any such actions.

                  (iv) No Real Property presently or heretofore owned or operated by the Company is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and the Company has not received any written notice of potential liability from any Person under or relating to CERCLA or any comparable state or local law.

                  (v) To the Knowledge of the Seller, no underground storage tanks, friable and damaged asbestos-containing materials, or pcb-containing equipment or fluids are present on any of the Real Property.

                  (vi) To the Knowledge of the Seller, no off-site location at which the Company has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and the Company has not received any written notice from any Person with respect to any such off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local law.

                  (vii) The Company has investigated all recommendations in the Phase I Environmental Assessment and Environmental Compliance Audit dated December 20, 1994 prepared by The Forrester Group, Inc. and the Seller has determined either that the Company has complied with or was in compliance with all such recommendations. The Company has not changed its environmental compliance and procedures except to come into compliance with such recommendations and Environmental, Health and Safety Requirements and has not taken any action which would cause it not to be in compliance with such recommendations.

         (t) INTELLECTUAL PROPERTY. Section 3B(t) of the Disclosure Schedule hereto sets forth a list of all patents, pending patent applications, trademarks, service marks, pending trademark or service mark applications and trade names licensed to, applied for or registered in the name of, the Company, or in which the Company has or purports to have any rights, and all material copyright registrations or pending applications for registrations of the Company, or in which the Company has or purports to have any rights, including the nature (E.G., patent, trademark, etc.) of the intellectual property, the application or registration number, the jurisdiction and the record owner (the "LISTED INTELLECTUAL PROPERTY"). Except as set forth in section 3B(t) of the Disclosure Schedule, with respect to the ListeD Intellectual Property, no registration relating thereto (if any) has lapsed, expired or been abandoned or canceled or is the subject of cancellation proceedings. The Company owns or possesses adequate and enforceable licenses (free of Liens other than Permitted Liens) to use all Listed Intellectual Property and any other material intellectual property rights (including, without limitation, drawings, trade secrets, know-how and confidential information) currently used by the Company, or necessary to permit the Company to conduct its business as now conducted (the Listed Intellectual Property and the other intellectual property rights are collectively called the "INTELLECTUAL PROPERTY"). Section 3B(t) of the Disclosure Schedule sets forth all licenses to which the Company is a party relating to the Intellectual Property (the "INTELLECTUAL PROPERTY LICENSES"). Except as set forth in section 3B(t) of the Disclosure Schedule, to the Knowledge of the Seller the Company has not infringed on or misappropriated and is not now infringing on or misappropriating any Intellectual Property right belonging to any Person, and no claim is pending or, to the Knowledge of the Seller, threatened to the effect that any Intellectual Property is invalid or unenforceable. To the Knowledge of the Seller, except as set forth section 3B(t) of the Disclosure Schedule, no Person is infringing upon or violating any of the Listed Intellectual Property. Each item of Intellectual Property owned or used by the Company prior to the Closing hereunder (other than any intellectual property rights owned by the Seller or any Subsidiary of the Seller other than the Company and not necessary or useful to the conduct of the Company's business as now conducted) will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. Except as set forth section 3B(t) of the Disclosure Schedule, to the Knowledge of the Seller, since 1991 the Company has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation with any intellectual property rights of third parties except as disclosed in section 3B(n) of the Disclosure Schedule. The loss of the Microcentre name will not cause a breach or default by the Company under any Material Contract.

         (u) MATERIAL CONTRACTS. Section 3B(u) of the Disclosure Schedule sets forth a list of all Material Contracts. Except as set forth section 3B(u) of the Disclosure Schedule, all of the Material Contracts are valid and binding and in full force and effect and there are no defaults thereunder or events which with notice or the passage of time would constitute a default by the Company or, to the Knowledge of the Seller, by any other party thereto, except for defaults which could not reasonably be expected to have a Material Adverse Effect. The Seller has delivered to the Purchaser a correct and complete copy of each Material Contract.

         (v) TRANSACTIONS WITH AFFILIATES. Except as set forth in section 3B(v) of the Disclosure Schedule and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Employee Benefit Plans by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any officer, director or shareholder of the Company or any of their respective Affiliates. No Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

         (w) POWERS OF ATTORNEY. Except as set forth in section 3B(w) of the Disclosure Schedule, the Company has not granted any power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in force.

         (x) INVENTORY. The Inventory consists in all material respects of items usable and saleable in the ordinary and usual course of business, subject to the reserve for Inventory writedown set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The Inventory is valued on the Most Recent Balance Sheet at the lower of cost (on a first-in-first-out basis) or market pursuant to GAAP, consistently applied with prior periods.

         (y) ACCOUNTS RECEIVABLE. All of the Accounts Receivable are properly reflected on the books and records of the Company, arose from bona fide transactions in the ordinary course of business and are valid receivables subject to no setoffs or counterclaims, subject only to the reserves set forth on the Most Recent Balance Sheet. section 3B(y) of the Disclosure Schedule sets forth a current aging of the Company's accounts receivable.

         (z) CUSTOMERS AND SUPPLIERS. Section 3B(z) of the Disclosure Schedule sets forth a list of the names and addresses of the 10 largest (by volume) customers and suppliers of the Company for the fiscal years ended December 31, 1997 and December 31, 1996. The Company maintains satisfactory relations with each of such customers and suppliers. Except as set forth in section 3B(z) of the Disclosure Schedule, no customer, or group of customers, which accounted for more than 5% of the Company's aggregate sales revenues during the last twelve months has canceled, terminated or, to the Knowledge of the Seller, made any threat to the Company to cancel or otherwise terminate, or to materially decrease its usage of the Company's services or products, and no supplier, or any group of suppliers, which accounted for more than 5% of the aggregate supplies purchased by the Company during the last twelve months, has canceled, terminated or, to the Knowledge of the Seller, made any threat to the Company to cancel or otherwise terminate, or to materially decrease the provision of services or supplies to the Company.

         (aa) TRAILING SALES COMMISSIONS. If any independent sales representative of the Company is terminated after Closing, he shall not be entitled to any commissions for any sales which are made after the date of termination of such sales representative.

         (bb) FULL DISCLOSURE. The representations and warranties of the Seller contained in this Agreement do not contain any untrue statement of a material fact and do not omit to state any material fact required to be stated to make the statements contained herein not false or misleading.

         4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller as follows:

         (a) ORGANIZATION. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Illinois.

         (b) AUTHORIZATION OF TRANSACTION. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. This Agreement constitutes and the and the Escrow Agreement, when executed and delivered, will constitute the valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Authority to which the Purchaser is subject or any provision of its charter or bylaws or other organizational document, as the case may be, or (ii) except as set forth under section 4(c) of the Disclosure Schedule conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Purchaser is a party or by which it is bound or to which any of its assets is subject. The Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Authority in order for it to consummate the transactions contemplated by this Agreement.

         (d) BROKERS FEES. The Purchaser does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller or the Company (prior to the Closing) could become liable or obligated.

         (e) ACQUISITION OF SHARES FOR INVESTMENT. The Shares to be purchased by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act or any comparable state laws.

         (f) FULL DISCLOSURE. The representations and warranties of the Purchaser contained in this Agreement do not contain any untrue statement of a material fact and do not omit to state any material fact required to be stated to make the statements contained herein not false or misleading.

         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) GENERAL. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

         (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, all at the sole cost and expense of the contesting or defending Party (except to the extent that the contesting or defending Party is entitled to indemnification therefor under this Agreement).

         (c) PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Purchaser and the Seller (which shall not be unreasonably withheld or delayed). The Parties agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Whenever practicable, each Party shall furnish to the other Party drafts of all such press releases or announcements prior to their release. Nothing contained in this section 5(c) shall prevent either Party from at any time furnishing any information to any Authority or from making any disclosures required under the Securities Exchange Act of 1934, as amended, or under the rules and regulations of any national securities exchange on which such Party's shares of capital stock are listed.

         (d) CERTAIN TAX MATTERS.

                  (i) Upon the condition that the Closing be effected, the Seller will indemnify and hold harmless the Purchaser and the Company from, against and in respect of any Losses the Purchaser or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for Income Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

                  (ii) The Seller will include the income of the Company (including any deferred income included in income pursuant to Treasury Regulation Sections 1.1502-13 and 1.1502- 14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) on the Seller's consolidated federal Income Tax Returns for all Pre-Closing Tax Periods and will pay all federal Income Taxes attributable to such income. The Seller shall be responsible for and shall pay all Taxes which relate to the period prior to the Closing Date, including any transfer, sales or use tax caused by the sale of the Shares to the Purchaser. The Purchaser will cause the Company to provide, or cause to be provided, to the Seller, without charge (except for reasonable out-of-pocket expenses), such information as may reasonably be requested by the Seller in connection with the preparation of any such Tax Returns relating to Pre-Closing Tax Periods. The income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

                  (iii) If a notice shall be given by any Tax Authority with respect to a potential Tax liability of the Company which, if sustained, would result in a payment by the Seller to the Purchaser pursuant to section 7(b)(ii) below (a "TAX ASSESSMENT"), the Purchaser shall, after receipt of such notice, promptly notify the Seller in writing (a "TAX NOTICE"). The Seller may, by written notice to the Purchaser given within 30 days after the receipt by the Seller of a Tax Notice, at the Seller's sole cost and expense (except as hereinafter provided), participate fully in the defense of all Tax Assessments with respect to which the Seller may become liable pursuant to the Seller's indemnification obligations hereunder. The Purchaser shall diligently prosecute such defense in cooperation and consultation with the Seller and shall provide written notice to the Seller of all conferences, meetings, proceedings and appearances before all Authorities with respect to the defense of any such Tax Assessment. If the Seller elects to participate in the defense of a Tax Assessment, the Purchaser shall provide, or shall cause the Company to provide, to the Seller (at no cost to the Seller, except for reasonable out-of-pocket expenses) such information as may be required in connection with such defense as reasonably requested by the Seller. If the Seller elects to participate in the defense of a Tax Assessment, the Purchaser shall give the Seller written notice of any proposed resolution or settlement of such Tax Assessment not less than 15 business days before the Purchaser accepts or intends to accept such proposed resolution or settlement. The Purchaser shall have the right to settle or otherwise to resolve any Tax Assessment for which the Seller would become liable pursuant to its indemnification obligations hereunder upon the written consent of the Seller, which consent shall not be unreasonably withheld or delayed.

                  (iv) The Seller shall have no liability with respect to any Taxes resulting by reason of any election made or deemed to be made by the Purchaser or the Company subsequent to the Closing, whether express or implied, under Section 338 of the Code. Upon the condition that the Closing be effected, the Purchaser and the Company, jointly and severally, will indemnify and hold harmless the Seller from, against and in respect of any Losses the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any election made or deemed to be made by the Purchaser or the Company subsequent to the Closing, whether express or implied, under Section 338 of the Code.

                  (v) The Seller shall be entitled to any and all refunds of Taxes attributable to any Pre-Closing Tax Period. If the Purchaser or the Company voluntarily amends any Return (other than as required by any Tax Authority) for a taxable period which includes any Pre- Closing Tax Period, or, without the Seller's consent, enters into any agreement or settlement with any Tax Authority relating to a taxable period ending after the Closing Date, and such agreement or settlement affects any item of deduction, loss, credit, income or gain with respect to any Pre-Closing Tax Period, then notwithstanding any provision of this Agreement which may be to the contrary, the Seller shall have no liability for any Losses with respect to any Taxes attributable to any change in tax liability effected by such amended Return, agreement or settlement.

                  (vi) Notwithstanding any provision of this Agreement which may be to the contrary, the Purchaser and the Company shall preserve all Returns, books and records in their control relating to any liabilities for Taxes due with respect to any Pre-Closing Tax Period until the expiration of all applicable statutes of limitation and extensions thereof with respect to Taxes for any such period.

                  (vii) In the event of any inconsistency between the provisions of this section 5(d) and section 7(b) below, the provisions of this section 5(d) shall be controlling.

                  (viii) If a notice shall be given by any Tax Authority to the Seller with respect to a potential Tax liability of the Company, the Seller shall, after receipt of such notice, promptly notify the Purchaser in writing.

         (e) FINANCIAL REPORTING COOPERATION. The Purchaser shall cause to be prepared and delivered to the Seller, to the extent not already prepared and delivered, in the normal time frame followed by the Seller consistent with past practice, the financial reporting package for the Company (but only in respect of periods ending on or prior to the Closing Date) for the closing for the Seller's fiscal quarter ending June 26, 1998.

         (f) 401(K) PLAN. The Seller shall retain all liability for the Company's existing 401(k) Plan.

         (g) NON-COMPETITION.

                  (i) In order to induce the Purchaser to enter into this Agreement, the Seller expressly covenants and agrees that for a period of three years from and after the Closing Date, neither it nor any of its Subsidiaries will, except in the case of a Permitted Investment, directly or indirectly own, manage, operate, join, control, or participate in the management, control or operation of, any Person that engages in the manufacture, sale or distribution of ergonomically designed space savers, which consist of ready to assemble computer work stations as currently manufactured by the Company (the "PURCHASED BUSINESS") in the continental United States (the "NON-COMPETITION AREA"). The obligations of the Seller and its Subsidiaries under this section 5(g)(i) shall terminate and be of no further force or effect upon the occurrence of a Change in Control. For purposes hereof, the term "CHANGE OF CONTROL" shall mean the occurrence of any event whereby Affiliates of Trivest, Inc., collectively, cease to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act) at least 5% of the outstanding shares of common stock of the Seller (determined on a fully diluted basis, giving effect to the conversion, exchange or exercise of any rights to acquire shares from the Seller, other than any such rights owned by such Persons).

                  (ii) For purposes of this section 5(g), a "PERMITTED INVESTMENT" means an acquisition after the date hereof of a Person, all or any portion of its equity interests or certain of its businesses (the entity or businesses acquired being herein called the "ACQUIRED BUSINESS"), if that portion of the Acquired Business that competes with the Purchased Business or any portion thereof (the "COMPETING BUSINESS") accounted for 15% or less of the total revenues of the Acquired Business during the most recently completed fiscal year of the Acquired Business preceding the date of the acquisition; PROVIDED, HOWEVER, that if such Competing Business generated more than $5,000,000 in total revenues during such fiscal year, the Seller shall be required to use its best efforts to sell, transfer, divest or otherwise dispose of (or cause its Subsidiary proposing to acquire the Acquired Business to use its best efforts to sell, transfer, divest or otherwise dispose
         of) such Competing Business to an unaffiliated third party within 12 months of such acquisition.

                  (iii) The Parties acknowledge and agree that no portion of the Purchase Price shall be allocated to the covenants and agreements of the Seller set forth in this section 5(g). To the extent that any part of this section 5(g) may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part if more limited in scope would have been enforceable and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

                  (iv) In the event of the Seller's breach of the provisions of section 5(g)(i), and provided that, if the Seller has a Dispute with the Purchaser whether such a breach has occurred that the Dispute is fully and finally resolved in accordance with the provisions of section 8 of this Agreement, then the Purchaser shall be entitled to recover its Losses from the Escrow Funds; PROVIDED, HOWEVER, that such payments shall not be subject to the Basket; PROVIDED, FURTHER, that if no Escrow Funds remain (either because the Escrow Agreement has terminated or Losses for which the Purchaser is entitled to indemnification under section 7(b)(i), together witH amounts paid from the Escrow Account pursuant to this section 5(g) and sections 10(a), 10(b), 10(c)
         And 10(d) exceed $1,000,000), the Purchaser shall be entitled to recover its Losses from the Seller.

         6. CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF THE PURCHASER. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in section 3A and section 3B above that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Seller shall have performed and complied with all of the covenants to be performed by it hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, and no action, suit, claim or proceeding shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected to adversely impact the Company's right to own it assets and operate its business as presently conducted;

                  (iv) the Seller shall have delivered to the Purchaser a certificate to the effect that the conditions specified above in section section 6(a)(i) and (ii) have been satisfied in all respects;

                  (v) all of the directors and officers of the Company shall have delivered duly signed resignations effective at the time of the Closing (or the Seller shall have taken such other action as is necessary to ensure that such persons are not directors and officers of the Company at the time of the Closing);

                  (vi) all filings that are required to have been made by the Company with any Authority in order to carry out the transactions contemplated by this Agreement and in order for the Purchaser to operate the business of the Company in the ordinary course after the Closing Date shall have been made; all authorizations, consents, approvals and permits from all Authorities required for the Company to carry out the transactions contemplated by this Agreement and in order for the Purchaser to operate the business of the Company in the Ordinary Course of Business after the Closing Date shall have been received and all statutory waiting periods (or extensions thereof) in respect thereof shall have expired;

                  (vii) the Purchaser shall have received a certificate issued by the Secretary of State of the State of Florida, as of a date reasonably acceptable to the Purchaser, as to the good standing of the Seller in such state;

                  (viii) the Purchaser shall have received a certificate issued by the Secretary of State of the State of California and of each state in which the Company is qualified as a foreign entity, as of a date reasonably acceptable to the Purchaser, as to the good standing (or non- dissolution, as applicable) of the Company in such states;

                  (ix) the Seller shall have delivered to the Purchaser (a) a copy of the Company's Charter, as amended to date, certified as of the recent date by the Secretary of State of the State of California, and
         (b) all minute books, stock transfer books, blank stock certificates and corporate seals of the Company;

                  (x) all proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement by the Seller, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchaser, and the Seller shall have made available to the Purchaser for examination the originals or true and correct copies of all documents the Purchaser may reasonably request in connection with the transactions contemplated by this Agreement;

                  (xi) all conditions precedent to the funding of the loans contemplated by the financing commitments heretofore issued to Purchaser for the financing of the transactions contemplated hereby shall have been satisfied;

                  (xii) the Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement;

                  (xiii) the Purchaser shall have received the Opinion of Seller's counsel; and

                  (xiv) the Seller shall have received a consent to the assignment of the Real Property lease of the Company's facility located at 5300 N. Irwindale Avenue, Irwindale, California, together with an estoppel certificate, in form and substance reasonably satisfactory to the Purchaser and its counsel.

The Purchaser may waive any condition specified in this section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in section 4 above that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, and no action, suit, claim or proceeding shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

                  (iv) the Purchaser shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in sections 6(b)(i) and (ii) has been satisfied in all respects;

                  (v) all filings that are required to have been made by the Purchaser with any Authority in order to carry out the transactions contemplated by this Agreement shall have been made; all authorizations, consents and approvals from all Authorities required for the Purchaser to carry out the transactions contemplated by this Agreement shall have been received and all statutory waiting periods (or extensions thereof) in respect thereof shall have expired;

                  (vi) the Seller shall have received a certificate issued by the Secretary of State of the State of Illinois, as of a date reasonably acceptable to the Seller, as to the good standing (or non-dissolution, as applicable) of the Purchaser in such state;

                  (vii) the Purchaser shall have delivered to the Seller a copy of the Purchaser's Charter, as amended to date, certified as of the recent date by the Secretary of State of the State of Illinois;

                  (viii) all proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement by the Purchaser, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Seller, and the Purchaser shall have made available to the Seller for examination the originals or true and correct copies of all documents the Seller may reasonably request in connection with the transactions contemplated by this Agreement; and

                  (ix) the Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.

The Seller may waive any condition specified in this section 6(b) if they execute a writing so stating at or prior to the Closing.

         7. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in section 3A, section 3B(d), section 3B(e), section 3B(l)(ii), section 3B(q) and section 3B(R) (the "UNRESTRICTED REPRESENTATIONS AND WARRANTIES"), and of the Purchaser contained in section 4 shall survive the Closing and continue in full force and effect for the statute of limitations applicable thereto. The representations and warranties of the Company contained in section 3B (other than the Unrestricted Representations and Warranties) shall survive the Closing and continue in full force and effect until December 31, 1999. Any claim (including a then unliquidated claim which a Party asserts (in the good faith discretion of such Party) could reasonably be expected to become owing (taking into account any applicable statutes of limitations)) for which any Party shall have given proper notice in accordance with the terms of this Agreement (and the Escrow Agreement) on or prior to the expiration of the applicable survival period shall survive until such claim is resolved pursuant to the terms of this Agreement or the Escrow Agreement. To preserve any claim for breach of any such representation or warranty, the Party claiming a breach shall be obligated to notify the Party claimed to be in breach in writing of any such breach, or facts that can reasonably be expected to give rise to such breach, before termination of the applicable survival period in respect of such representation or warranty; otherwise, such Party's claim for breach shall be forever barred.

         (b) INDEMNIFICATION.

                  (i) Pursuant to the terms of the Escrow Agreement and subject to section 7(a) above and the conditions set forth in this section 7(b), subsequent to the Closing Date the Seller shall indemnify, defend and hold harmless the Purchaser and the Company from, against and in respect of any Losses which Purchaser or the Company shall suffer, sustain or become subject to by virtue of or which arise out of, or result from, any breach of the representations and warranties of the Seller set forth in this Agreement (other than the Unrestricted Representations and Warranties); PROVIDED, HOWEVER, that: (A) the Company's right to indemnification with respect to such breaches under this section 7(b)(i) shall be satisfied only by recourse to the funds deposited and remaining in the Escrow Account and the Seller shall not have any personal liability to the Purchaser or the Company with respect to any such breach, (B) neither the Purchaser nor the Company shall be entitled to indemnification with respect to any Losses under this section 7(b)(i) until all such Losses exceed, in the aggregate, $75,000 (the "BASKET")in which case the Purchaser or the Company, as the case may be, shall be entitled to indemnification (subject to clause (A) hereof) to the full extent such Losses relating back to the first dollar. As provided in the Escrow Agreement and in section 7(a) hereof, the Purchaser may assert a then unliquidated claim (in the good faith discretion of the Purchaser) which could reasonably be expected to become owing (taking into account any applicable statutes of limitations).

                  (ii) Subject to section 7(a) above and the conditions set forth in this section 7(b), subsequent to the Closing Date the Seller shall indemnify, defend and hold harmless the Purchaser and the Company from, against and in respect of any Losses which Purchaser or the Company shall suffer, sustain or become subject to by virtue of or which arise out of, or result from, any breach of any of the Unrestricted Representations and Warranties. If the Purchaser or the Company has experienced any Losses which it is entitled to indemnification under this section 7(b)(ii), subject to final resolution of the amount of such Losses pursuant to section 8, the Purchaser may withhold its consent to the release of funds from the Escrow until the Purchaser receives the indemnification to which the Purchaser is entitled.

                  (iii) Subject to section 7(a) above and the conditions set forth in this section 7(b), subsequent to the Closing Date the Seller shall indemnify, defend and hold harmless the Purchaser and te Company from, against and in respect of any Losses which Purchaser or the Company shall suffer, sustain or become subject to by virtue of or which arise out of, or result from any breach by the Seller of its covenants and agreements set forth in this Agreement including, but not limited to, section 10 hereof. If, after the Closing, any grievance, unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving employees or independent contractors of the Company (including, without limitation, any dispute, grievance, charge or proceeding relating to sexual harassment or age, sex, race or other discrimination) (the foregoing is collectively referred to herein as a "LABOR DISPUTE") is filed against the Company as a result of any alleged action, alleged omission to act or alleged circumstances existing or occurring prior to Closing, the Seller shall indemnify, defend and hold harmless the Purchaser and the Company from, against and in respect of any Losses which Purchaser or the Company shall suffer, sustain or become subject to by virtue of such Labor Dispute. If the Purchaser or the Company has experienced any Losses which it is entitled to indemnification under this section 7(b)(iii), subject to final resolution of the amount of such Losses pursuant to section 8, the Purchaser may withhold its consent to the release of funds from the Escrow until the Purchaser receives the indemnification to which the Purchaser is entitled.

                  (iv) Subject to section 7(a) above and the conditions set forth in this section 7(b), subsequent to the Closing Date the Purchaser shall indemnify, defend and hold harmless the Seller and its successors and assigns from, against and in respect of, any Losses which any such Person shall suffer, sustain or become subject to by virtue of or which arise out of, or result from, any breach by the Purchaser of any of representations, warranties or covenants set forth in this Agreement.

                  (v) A Party (which, if the Purchaser is to be indemnified, shall be deemed to include the Company) seeking indemnification pursuant to this section 7(b) (the "INDEMNIFIed PARTY") shall immediately notify the Party from whom such indemnification is sought (the "INDEMNIFYING PARTY") in the event that any person not a Party to this Agreement shall make any demand or claim, or file or threaten to file any lawsuit (a "THIRD PARTY CLAIM"), which Third Party Claim may cause liability to the Indemnifying Party pursuant to the indemnification provisions of this Agreement. In any such event, the Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within 20 days after notice by the Indemnified Party to the Indemnifying Party of the commencement or assertion of such Third Party Claim, to retain counsel, at the cost and expense of the Indemnifying Party, to defend any such Third Party Claim. The Indemnified Party shall be permitted to employ separate counsel and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall be borne by the Indemnified Party. In the event that the Indemnifying Party shall fail to respond within 20 days after receipt of notice from the Indemnified Party of the commencement or assertion of any such Third Party Claim, then the Indemnified Party shall retain counsel and conduct the defense of such Third Party Claim as it or he may in its or his discretion deem proper, at the cost and expense of the Indemnifying Party.

                  (vi) Unless and until an Indemnifying Party assumes the defense of a Third Party Claim as provided in section (v), the Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate.

                  (vii) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim, shall not have the right to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. In no event will the Indemnified Party consent to the entry of any judgment with respect to, or otherwise settle any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

                  (viii) The Parties shall cooperate in the defense of any Third Party Claim and shall furnish such records, information and testimony, and attend at such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

                  (ix) The amount of any Losses subject to indemnification under section 7(b)(i), (ii) or (iii) shall be calculated net of any amounts which have been previously recovered by the

         Indemnified Party under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside this Agreement), and each of the Parties hereby covenants that it will not release any such collateral sources from any obligations they may have. In the event any such amounts recovered or recoverable under insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to this section 7(b) and the Escrow Agreement, then the Indemnified Party shall pursue such insurance policies or collateral sources with reasonable diligence (unless the Indemnified Party determines that it is not in its best interests to do so, in which case the Indemnified Party shall permit the Indemnifying Party to pursue such recoveries on its behalf), and in the event it receives any recovery, the amount of such recovery shall be applied FIRST, to reimburse the Indemnified Party for its out-of-pocket expenses (including reasonable attorneys' fees) expended in pursuing such recovery, SECOND, to refund any payments made by the Indemnifying Party pursuant to this section 7(b) and the Escrow Agreement which would not have been so paid had such recovery been obtained prior to such payment, and THIRD, any excess to the Indemnifying Party. If the Indemnified Party fails or elects not to pursue any such insurance policies or collateral sources with reasonable diligence, then the Indemnifying Party shall have the right of subrogation to pursue such insurance policies or collateral sources and may take any reasonable actions necessary to pursue such rights of subrogation in its name or the name of the party from whom subrogation is obtained. The Indemnified Party shall reasonably cooperate with the Indemnifying Party to pursue a subrogation claim. Any recovery obtained by the Indemnifying Party shall be applied FIRST, to reimburse the Indemnifying Party for its out-of-pocket expenses (including reasonable attorney's fees) expended in pursuing such recovery, SECOND, to refund any payments made by the Indemnifying Party pursuant to this Section
         9.2 with respect to the Losses for which the collateral source was also responsible, and THIRD, any excess to the Indemnified Party. In addition, all Losses subject to indemnification hereunder shall be calculated net of any tax benefits which have been actually realized by the Indemnified Party as a result thereof.

                  (x) Any payment made by the Seller pursuant to its indemnification obligations under section 5(d)(i) above or this section 7(b) shall constitute a reduction in the Purchase Price hereunder. Any payment made by the Purchaser pursuant to the Purchaser's indemnification obligations under this section 7(b) or section 5(d)(iv) above shall constitute an addition to the Purchase Price hereunder.

         (c) LIMITATION OF RECOURSE. The rights of the Parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in section 5(d) and section 7(b) hereof, and subject to the last sentence hereof, such indemnification rights shall be the exclusive remedies of the Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by law, the Purchaser hereby waives and shall cause its Affiliates to waive all other rights and remedies with respect to any such matter, whether under any laws (including, without limitation, any right or remedy under CERCLA or any other Environmental Health and Safety Requirements), at common law or otherwise. Except as provided in this Agreement, no claim, action or remedy shall be brought or maintained subsequent to the Closing Date by the Purchaser or the Company or their respective Affiliates, successors or permitted assigns against the Seller, and no recourse shall be brought or granted against the Seller, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of the Seller set forth or contained in this Agreement, except to the extent that the same shall have been the result of fraud by any such Person.

         8. DISPUTE RESOLUTION

                  (a) DISPUTE DEFINED. As used in this Agreement, "DISPUTE" shall (i) mean any dispute or disagreement between the Parties concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any Party under this Agreement, any claim by either Party for indemnification under this Agreement or any other matter relating in any way to this Agreement, and (ii) exclude any dispute or disagreement between the Purchaser and the Seller concerning the determination of Net Working Capital as of the Closing Date, which shall be resolved pursuant to the provisions of section 2(g) of this Agreement.

                  (b) DISPUTE RESOLUTION PROCEDURES.

                  (i) If a Dispute arises, the Parties shall follow the procedures specified in this section 8. The Parties shall promptly attempt to resolve any Dispute by negotiations between themselves. Either the Purchaser or the Seller may give the other Party written notice of any Dispute not resolved in the normal course of businesection The Purchaser and the Seller shall meet at a mutually acceptable time and place within 15 calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by the Parties within 30 calendar days of the disputing Party's notice, or if the Parties fail to meet within such 15 calendar days, either the Purchaser or the Seller may initiate mediation in Chicago, Illinois as provided in Section section 8(b)(ii) of this Agreement. If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three business days' notice of such intention and may also be accompanied by legal counsel.

                  (ii) If the Dispute is not resolved by negotiations pursuant to section 8(b)(i), the Purchaser and the Seller shall attempt in good faith to resolve any such Dispute by nonbinding mediation. Either the Purchaser or the Seller may initiate a nonbinding mediation proceeding by a request in writing to the other Party (the "MEDIATION REQUEST"), and both disputing Parties will then be obligated to engage in a mediation. The proceeding will be conducted in accordance with the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, with the following exceptions:

                           (A) if the Parties have not agreed within 30 calendar
                  days of the Mediation Request on the selection of a mediator willing to serve, CPR, upon the request of either the Purchaser or the Seller, shall appoint a member of the CPR Panels of Neutrals as the mediator; and

                           (B) efforts to reach a settlement will continue until
                  the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (1) a written settlement is reached, or (2) the mediator concludes and informs the Parties in writing that further efforts would not be useful, or (3) the Purchaser and the Seller agree in writing that an impasse has been reached, or (4) a period of 60 calendar days has passed since the Mediation Request and none of the events specified in the foregoing clauses (1) (2) or (3) has occurred. No Party may withdraw before the conclusion of the proceeding.

                  (iii) If a Dispute is not resolved by negotiation pursuant to section 8(b)(i) of this Agreement or by mediation pursuant to section 8(b)(ii) of this Agreement within 100 calendar days after initiation of the negotiation process pursuant to section 8(b)(i), such Dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state or federal court specified in section 11(g).

         (c) PROVISIONAL REMEDIES. At any time during the procedures specified in sections 8(b)(i) and 8(b)(ii) of this Agreement, a Party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in sections 8(b)(i) and 8(b)(ii). .

         (d) TOLLING STATUTE OF LIMITATIONS. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in sections 8(b)(i) and 8(b)(ii) of this Agreement are pending. The Parties will take such action, if any, as is required to effectuate such tolling.

         (e) PERFORMANCE TO CONTINUE. Each Party shall continue to perform its or his obligations under this Agreement pending final resolution of any Dispute.

         (f) EXTENSION OF DEADLINES. All deadlines specified in this section 8 may be extended by mutual agreement between the parties.

         (g) ENFORCEMENT. The Parties regard the obligations in this section 8 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this section 8 by either Party hereto, the other Party may bring an action to seek enforcement of such obligations in any state or federal court specified in section 11(g).

         (h) COSTS. The Parties shall pay their own costs, fees, and expenses incurred in connection with the application of the provisions of sections 8(b)(i) and 8(b)(ii) of this Agreement. In addition, the fees and expenses of CPR and the mediator in connection with the application of the provisions of section 8(b)(ii) of this Agreement shall be borne 50% by the Purchaser and 50% by the Seller.

         (i) REPLACEMENT. If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under section 8(b)(ii) of this Agreement for any reason, then the functions specified in section 8(b)(ii) to be performed by CPR shall be performed by another Person engaged in a business equivalent to that conducted by CPR as is agreed to by the Purchaser and the Seller (the "REPLACEMENT"). If the Purchaser and the Seller cannot agree on the identity of the Replacement within 10 calendar days after a Request, the Replacement shall be selected by the Chief Judge of the United States District Court for the Northern District of Illinois upon application. If a Replacement is selected by either means, section 8(b)(ii) shall be deemed appropriately amended to refer to such Replacement.

         9. MODIFICATION AND WAIVERS.

         (a) MODIFICATION. The Parties may, by mutual consent, amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

         (b) WAIVERS. The Purchaser, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of the Seller or waive compliance by the Seller with any of the covenants or conditions of the Seller contained herein, and the Seller, by an instrument in writing, may extend the time for or waive the performance of any of the obligations of the Purchaser or waive compliance by the Purchaser with any of the covenants or conditions of the Purchaser contained herein.

         10. ADDITIONAL AGREEMENTS. The Parties agree that any claim for payment pursuant to sections 10(a), 10(b) and 10(c) must be made by the Purchaser on or before April 15, 1999. To preserve any claim for payment, the Purchaser shall be obligated to notify the Seller in writing of any claim, together with supporting documentation, on or before April 15, 1999, otherwise, the Purchaser's claim shall be forever barred. The Parties further agree that any payments required to be made pursuant to sections 10(a), 10(b), 10(c) and 10(d) may be made from funds deposited in the Escrow Account; PROVIDED, HOWEVER, that such payments shall not be subject to the Basket; PROVIDED, FURTHER, that to the extent Losses for which the Purchaser is entitled to indemnification under section 7(b)(i), together with amounts paid from the Escrow Account pursuant to sections 5(g)(iv), 10(a), 10(b), 10(c) and 10(d) exceed
$1,000,000, Seller shall pay the Purchaser the deficiency within 30 days of the Purchaser's request. The following are provided by way of example and not by way of limitation:

         Assume that $250,000 in payments required to be made pursuant to this section 10(a) are paid from funds deposited in the Escrow Account and the Purchaser is entitled to indemnification for $800,000 in Losses which arise out of the representations and warranties of the Seller set forth in this Agreement (other than the Unrestricted Representations and Warranties) under section 7(b)(i). In addition to the $250,000 already paid from funds deposited in the Escrow Account, the Seller shall be required to pay the Purchaser the difference between $800,000 and the funds remaining in the Escrow Account ($750,000 and any accrued earnings thereon) and the Purchaser shall receive the funds remaining in the Escrow Account.

         Assume that $250,000 in payments required to be made pursuant to this section 10(a) are paid from funds deposited in the Escrow Account and the Purchaser incurs $1,100,000 in Losses which arise out of the representations and warranties of the Seller set forth in this Agreement (other than the Unrestricted Representations and Warranties). Since the Purchaser's indemnification under section 7(b)(i) is limited to $1,000,000, in addition to the $250,000 already paid from funds deposited in the Escrow Account, the Seller shall only be required to pay the Purchaser the difference between $1,000,000 and the funds remaining in the Escrow Account ($750,000 and any accrued earnings thereon) and the Purchaser shall receive the funds remaining in the Escrow Account.

         (a) PROPORTIONATE SHARE. The percentage used to calculate certain bonuses to independent sales representatives of the Company increases after certain dollar thresholds are exceeded or the bonus does not become effective until certain thresholds are exceeded.. In addition, the percentage used to calculate rebates for certain of the Company's customers increases as the customer's volume of purchases increases or the rebate is not effective until certain thresholds are exceeded. It is the intent of the parties that the Seller and the Purchaser share in the cost of such items based on the proportion of sales prior to and after Closing. To the extent the accrual on the Company's Closing Balance Sheet for such rebates and bonuses is less than the Seller's Proportionate Share of such rebates and bonuses, the Seller shall pay the Purchaser the deficiency within 30 days of the Purchaser's request provided such request contains supporting documentation and provided that any Dispute regarding payment is first resolved pursuant to section 8 of this Agreement. By way of example, if a customer is entitled to a two percent (2%) rebate for purchases up to $1,000,000 and a three percent (3%) rebate for all subsequent purchases and the customer purchased $1,000,000 in products prior to Closing and $1,000,000 after Closing, the Seller and the Purchaser are each responsible for $25,000 of the rebate. To the extent the accrual on the Company's Closing Balance Sheet was less than $25,000, the Seller shall pay the Purchaser for the deficiency. Seller's "PROPORTIONATE SHARE" shall equal the amount of sales for the applicable period prior to Closing divided by the total sales for the applicable period.

         (b) STOCK ADJUSTMENTS. It is customary, from time to time, for the Company to provide stock adjustments (returned merchandise which is discontinued or after the end of the catalog season) and for the Company to resell such returned merchandise. To the extent the accrual on the Company's Closing Balance Sheet for stock adjustments was insufficient for (1) the difference between the original sales price of the returned merchandise and the resale price thereof,
(2) re-work costs and shipping costs, but specifically excluding any commissions due on the resale of the returned merchandise which shall be the obligation of the Company and which shall not be the responsibility of the Seller under this section 10(b), and (3) the cost of any returned merchandise which was sold prior to Closing and which is not resold by the Company, Seller shall pay Purchaser the deficiency within thirty (30) days of Purchaser's request, provided that (i) the Purchaser causes the Company to use its best efforts to resell the returned merchandise in the Ordinary Course of Business, (ii) such request contains supporting documentation, including evidence of the Purchaser's compliance with the immediately preceding subparagraph (i), and (iii) any Dispute regarding payment is first resolved pursuant to section 8 of this Agreement.

         (c) SELLER'S GUARANTEE OF ACCOUNTS RECEIVABLE.

                  (i) With respect to accounts receivable on the Closing Balance Sheet which as of the Closing are 90 days or over (the "90 AND OVER ACCOUNTS RECEIVABLE"), Seller guarantees the collectibility of $60,000 of the 90 and Over Accounts Receivable in full.

                  (ii) The Purchaser agrees to use efforts consistent with the Company's past custom and practice to cause the Company to collect all 90 and Over Accounts Receivable, but shall not be obligated to resort to litigation. Any sums payable by account debtors on account of any accounts receivable of such account debtors shall be credited to the earliest invoices of the Company to such account debtors, unless specifically directed otherwise by the account debtor. Subject to the foregoing, to the extent any 90 and Over Accounts Receivable existing at the Closing are unpaid for a period of 60 days after the Closing, the Purchaser shall send written notice to the Seller indicating the specific account debtors, the amount of the unpaid invoices representing 90 and Over Accounts Receivable to each such account debtor and the total of all such unpaid 90 and Over Accounts Receivable. The Seller shall pay the amount of all 90 and Over Accounts Receivable, not to exceed $60,000 within 30 days of the receipt of any notice pursuant to this section 10(c)(ii) on the condition that the Purchaser shall simultaneously cause the Company to assign such unpaid 90 and Over Accounts Receivable (the "ASSIGNED RECEIVABLES") to the Seller. Such assignment shall include the right to sue as an assignee of the Company. In the event that after such assignment the Company receives any payment on the Assigned Receivables, the Purchaser shall cause the Company to promptly remit such amount to the Seller. Thereafter, the Seller, as owner of the Assigned Receivables, may take any action the Seller deems necessary to collect the Assigned Receivables and any collections shall be the property of the Seller. The Purchaser agrees to cooperate and shall cause the Company to cooperate with the Seller in any action the Seller wishes to take to collect the Assigned Receivables consistent with the Company's past custom and practice . In the event the Purchaser does not want to assign any Account Receivable to the Seller because it does not want the Seller to initiate collection action thereon, the Seller shall be relieved of any liability under this section 10(c) with respect to such 90 and Over Account Receivable.

                  (iii) In the event any 90 and Over Account Receivable is subject to a valid dispute by the account debtor and/or the Purchaser wishes to grant a discount on any 90 and Over Account Receivable, the Purchaser shall send written notice or notices to the Seller indicating the specific account debtors and the amount of the dispute or discount. The Purchaser shall consult with the Seller with respect to the resolution of any dispute and/or the amount of any discount and shall not settle any such dispute or grant any discount without the consent of the Seller, which consent shall not be unreasonably withheld. Where consent is given to the settlement of any dispute and/or the granting of any discount, subject to the total amount paid by the Seller pursuant to section 10(c) not exceeding $60,000, the Seller shall pay the Purchaser the difference between the original amount of the 90 and Over Account Receivable and the amount actually received by the Purchaser after settlement or discount, with payment to be made within 30 days after the settlement or granting of the discount. Where consent is withheld by the Seller, the Purchaser may either assign the 90 and Over Account Receivable, or settle the dispute or grant the discount at its own expense and the Seller shall be relieved of any liability under this section 10(c) with respect to such 90 and Over Account Receivable.

         (d) SEVERANCE OBLIGATIONS.

                  (i) If the Purchaser terminates any of the Company's employees after Closing, none of such employees are entitled to any severance packages, except (A) as provided in section 10(d)(ii) and except as may be required under applicable law as a result of action taken by the Purchaser or the Company after Closing.

                  (ii) At the Purchaser's request, the Seller will cause the Company to terminate Rick Lee immediately prior to Closing. The Seller agrees (A) to be responsible for and to pay any severance obligation to Rick Lee and (B) to indemnify, defend and hold the Purchaser and the Company harmless from any Losses incurred as a result of any claim by Rick Lee resulting from such termination; PROVIDED, HOWEVER, if the Purchaser or the Company retains Rick Lee as an employee or consultant to the Company following Closing, such indemnification shall not apply with respect to any obligations of the Company to Rick Lee under such employment or consulting arrangement or any Losses incurred by the Company or the Purchaser as a result of its termination of such employment or consulting arrangement.

         (e) MICROCENTRE DISPUTE. The Seller agrees to continue to try to resolve the pending disputes between the Company and Micro Electronics, Inc. regarding the Company's trademark "MICROCENTRE" on the basis of the current settlement terms being discussed by the Company and Micro Electronics, Inc., and shall be responsible for all costs of resolving such disputes, including, without limitation, attorneys' fees and court costs. In the event the disputes cannot be resolved on the basis of the current draft of the Settlement Agreement, as modified by the terms of the attachment to the Gordon & Einstein, Ltd. letter dated June 29, 1998, the Seller agrees to continue to defend the litigation at its sole cost and expense and to indemnify, defend and hold the Purchaser and the Company harmless with respect to all Losses incurred in connection with such disputes. Upon resolution of the dispute on substantially the same terms as set forth in the current draft of the Settlement Agreement, as modified by the terms of the attachment to Gorden & Einstein, Ltd.'s letter dated June 29, 1998, the Purchaser agrees to immediately cause the Company to execute the Settlement Agreement submitted by the Seller or its counsel.

         (f) PRE-CLOSING WORKERS COMPENSATION CLAIMS. The Seller agrees to be responsible for and to cause to be paid all workers compensation claims which relate to pre-Closing periods.

         (g) VACATION ACCRUAL. To the extent the accrual on the Company's Closing Balance Sheet for vacation is less than the amount which should have properly been accrued in accordance with GAAP, the Purchaser shall be entitled to indemnification for the deficiency in accordance with and subject to the provisions of Section 7(b)(i).

         11. MISCELLANEOUS.

         (a) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (b) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, other than the confidentiality agreement between the Purchaser and Mann Armistead & Epperson, Ltd. executed in connection with the transactions contemplated hereby (the "CONFIDENTIALITY AGREEMENT"), which shall remain in full force and effect until the Closing has occurred.

         (c) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; PROVIDED, HOWEVER, that, the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its wholly-owned Subsidiaries and (ii) designate one or more of its wholly-owned Subsidiaries to perform its obligations hereunder and (iii) after the Closing is effected, any or all of the rights and interests of Purchaser hereunder (A) may be assigned to any purchaser of substantially all of the assets of Purchaser, (B) may be assigned as a matter of law to the surviving entity in any merger of the Purchaser, and (C) may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to the Purchaser in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent (it being understood that in any or all of the cases described in clauses (i), (ii) and
(iii) above the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (e) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:

                  WinsLoew Furniture, Inc.
                  201 Cahaba Valley Parkway
                  Pelham, Alabama 35124
                  Attention: Mr. Bobby Tesney, President and
                             Chief Executive Officer
                  Fax: (205) 403-0403

         With copies to (which shall not constitute notice to the Seller):

                  Peter W. Klein, Esq.
                  Managing Director and General Counsel
                  Trivest, Inc.
                  2665 South Bayshore Drive
                  Suite 800
                  Miami, Florida 33133
                  Fax: (305) 858-1629

         If to the Purchaser:

                  Vertiflex Company
                  630 West 41st Street
                  Chicago, Illinois 60609-2678
                  Attention: Mr. Sheldon G. Karras, Executive Vice President
                  Fax: (973) 927-3986

         With copies to (which shall not constitute notice to the Purchaser):

                  Stuart Duhl, Esq.
                  Schwartz & Freeman
                  Suite 1900
                  401 North Michigan Avenue
                  Chicago, Illinois 60611
                  Fax: (312) 222-0818

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (g) GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. The Parties agree that any and all actions arising under or in respect of this Agreement shall be litigated in any federal or state court of competent jurisdiction located in the County of Cook, State of Illinois. By execution and delivery of this Agreement, each Party irrevocably submits to the personal and exclusive jurisdiction of such courts for itself or himself, and in respect of its or his property with respect to such action. Each Party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action.

         (h) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (j) EXPENSES. Except as otherwise provided in this Agreement, each of the Parties will bear their own costs and expenses (including legal and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

         (l) INCORPORATION OF DISCLOSURE SCHEDULE. The Disclosure Schedule identified in this Agreement is incorporated herein by reference and made a part hereof.

         (m) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         (n) PREVAILING PARTIES. In the event of any litigation with regard to this Agreement, the prevailing Party or Parties shall be entitled to receive from the nonprevailing Party or Parties and the nonprevailing Party or Parties shall pay all reasonable fees and expenses of counsel for the prevailing Party or Parties.

         (o) EQUITABLE REMEDIES. The Seller acknowledges and agrees that the Purchaser would not have an adequate remedy at law in the event any of the provisions of section 5(g) of this Agreement are not performed in accordance with their specific terms or are breached. Accordingly, the Seller agrees that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of section 5(g) of this Agreement and to enforce specifically the terms and provisions thereof in any action instituted in any court of competent jurisdiction, in addition to any other remedies which may be available to it.

                       SIGNATURES APPEAR ON FOLLOWING PAGE

         IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                      WINSLOEW FURNITURE, INC.



                                      By: /s/ Bobby Tesney
                                          -------------------------------------
                                          Bobby Tesney
                                          President and Chief Executive Officer



                                      VERTIFLEX COMPANY



                                      By: /s/ Sheldon G. Karras
                                          -------------------------------------
                                          Sheldon G. Karras
                                          Executive Vice President